Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74217 of Community Trust Bancorp, Inc. on Form S-8 of our report dated June 23, 2004 on the financial statements of Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan included in the Annual Report on Form 11-K of Community Trust Bancorp, Inc. for the year ended December 31, 2003.

/s/Deloitte & Touche

Louisville, Kentucky
June 23, 2004